Exhibit (e)
Ellsworth Convertible Growth and Income Fund, Inc.
Automatic Dividend Investment and Cash Payment Plan
Plan and Authorization Form
American Stock Transfer & Trust Company
P.O. Box 922, Church Street Station
New York, NY 10269-0560

I own, registered in my name . . . . . . . . . . . . . . . . . . . . . . . . .
shares of Common Stock of Ellsworth Convertible Growth and Income Fund, Inc. (the "Company").
I wish to invest all the dividends and distributions paid by the Company on my shares automatically in additional shares from the date hereof until this arrangement is terminated as stated below. As a participant in this plan (the "Plan"), I may also wish to purchase additional shares of the Company through the Plan.

Authorization. You are authorized to act as my agent as follows:
	A. Establish an Account in my name.
	B. Take into my Account all dividends and distributions paid by the Company on all its Common Stock held in my name now or in the future and on all additional shares of the Company (including fractions) held by you in my Account.
	C. In connection with any fiscal year-end distribution of capital gains or dividend from net investment income, take the distribution or dividend in Common Stock issued at the lower of market price or net asset value as determined on the fifth trading day preceding the date of payment.
	D. In connection with the Company's first three quarterly dividends in each fiscal year from net investment income (and any other dividends or distributions declared by the Company, other than those paid pursuant to paragraph C):
	1. If the net asset value as determined by the Company as of the close of business on the fifth trading day preceding the date of payment is equal to or lower than the closing market price of the Common Stock on the American Stock Exchange on that trading day plus brokerage commissions, take the dividend or distribution in Common Stock issued at that net asset value;
	2. If the net asset value as determined by the Company as of the close of business on the fifth trading day preceding the date of payment is higher than the closing market price of the Common Stock on the American Stock Exchange on that trading day plus brokerage commissions, take the dividend or distribution in cash and add it to my Account.
	E. As soon as practicable after each cash payment is made to my Account in accordance with paragraph D above, use the funds in my Account to buy on the American Stock Exchange as many additional full shares of the Company's Common Stock (plus a fractional interest in one share computed to three decimal places) as are available at prices which are less than net asset value. If, before you have completed the purchase of all shares for the distribution at prices less than net asset value, the market price equals or exceeds the net asset value of such shares, then you shall pay the remaining proceeds of the distribution to the Company and take the balance of the distribution in shares of Common Stock at net asset value.

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	F. I understand that as a Plan participant I may also voluntarily purchase additional shares through the Plan by delivering a check payable to American Stock Transfer & Trust Company for at least $100, but not more than $10,000 in any month for deposit into my Account. Within 30 days, American
Stock Transfer & Trust Company (AST) will combine all similar monies received and purchase Company shares in the open market. Checks drawn on foreign banks are subject to collection and collection fees and will be invested the next investment date after funds have been collected.
	G. You may mingle the cash in my Account with similar funds of other stockholders of the Company for whom you act as agent under the Plan. The cost of the shares and any fractional interests you buy for my Account in connection with a particular dividend, distribution or cash purchase shall be determined by the average cost per share, including brokerage commission, of all shares bought by you for all shareholders for whom you act under the Plan in connection with that dividend, distribution or cash purchase.
	H. Whenever you receive or purchase shares or fractional interests for my Account, you will send me confirmation of the transaction as soon as practicable. You will hold such shares and fractional interests as my agent in your name or the name of your nominee. Do not send me stock certificates for full shares until I so request in writing or until my Account is terminated as stated below. You will vote any shares so held for me in accordance with any proxy returned to the Company by me in respect of the shares of which I am a record owner.
	I. I may instruct you at any time to liquidate all or any portion of the shares of the Company then held in my Account. I understand that AST will combine all liquidation requests it receives from Plan participants on a particular day and will then sell shares of the Company that are subject to liquidation requests in the open market. The amount of proceeds I receive shall be determined by the average sales price per share, after deducting brokerage commissions, of all shares sold by you for all Plan participants who have given you liquidation requests.
	J. I understand that there is presently no service charge for you serving as my agent and maintaining my Account, except that my Account will be charged a $1.25 service fee for each cash purchase transaction on my behalf pursuant to paragraph F. You may, in addition, charge me for extra services performed at my request I further understand that the Company reserves the right to amend the Plan in the future to impose an additional service charge.
K. As a Plan participant I may deposit with AST Common Stock certificates of the Company that I now hold, to be added to my Account. A one-time fee of $7.50 is charged for this service.
L. You will be liable only for willful misconduct or gross negligence in acting as my agent under the Plan.
Name and Address. My name as shown on my Common Stock certificate or certificates (including all names if more than one) and my address, are as follows:

Please Print (print names exactly as on stock certificate):

NAME OR NAMES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

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NUMBER AND STREET . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

CITY, STATE AND ZIP CODE . . . . . . . . . . . . . . . . . . . . . . . . . .

SOCIAL SECURITY NUMBER . . . . . . . . . . . . . . . . . . . . . . . . . . .

Stock Certificates. I understand that if I hold more than one Common Stock certificate registered in similar but not identical names or if more than one address is shown for me on the Company's Common Stock records, all my shares of Common Stock must be put into the same name and address if all of them are to be covered by one Account. I understand that additional shares subsequently acquired by me otherwise than through the Plan will be covered by my Account if and when they are registered in the same name and address as the shares in my Account.

Income Tax. I understand that participation in the Plan for automatic investment of dividends and distributions and cash purchase of shares does not relieve me of any income tax which may be payable by me on such dividends and distributions and on expenses incurred by the Company on my behalf.

Amendments and Change of Agent.
	1. I understand that the company may amend the terms of the Plan and reserves the right to change the agent which acts for all participants in the Plan at any time by giving written notice thereof to each participant at his address as shown on your records. Any such change shall be effective as to all dividends and distributions payable to shareholders of record on any date more than 30 days after mailing of such notice and shall be effective 30 days after the mailing of such notice as to cash purchases.
	2. In connection with any dividend or distribution under Paragraphs C or D above, I understand that the Company will change the price at which shares of its Common Stock are issued to participants in the Plan if the net asset value of the shares is less than 95% of the market price of such shares on the fifth trading day preceding the payment date of any distribution of net investment income or net capital gain, unless the Board obtains a legal opinion from independent counsel that the issuance of shares at net asset value under these circumstances will not have a material adverse effect upon the federal income tax liability of the Company.
	3. In connection with the distribution of shares of Common Stock at net asset value under Paragraph E above, I understand that the Company will change the price at which shares of its Common Stock are issued to participants in the Plan if the net asset value of the shares is less than 95% of the market price of such shares on any trading day in which shares of Common Stock are distributed at net asset value, unless the Board obtains a legal opinion from independent counsel that the issuance of shares at net asset value under these circumstances will not have a material adverse effect upon the federal income tax liability of the Company.
	4. The Board may not authorize issuance of shares offered to Plan participants only, if such issuance is at a price less than net asset value, without the prior specific approval of the Company's stockholders or of the Securities and Exchange Commission.

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Termination. I may terminate my Account at any time by delivering written notice to you prior to the record date of any dividend or distribution requesting either liquidation or a stock certificate. I understand that you or the Company may terminate all authorizations for any reason at any time by sending written notice addressed to participants at their address as shown on your records, such termination to be effective as to all dividends and distributions payable to stockholders of record on any date more than 30 days after mailing of such notice and shall be effective 30 days after the mailing of such notice as to cash purchases. Following the date of termination, you shall send me at my address shown on your records either the proceeds of liquidation, or a stock certificate or certificates for the full shares held by you in my Account and a check for the value of any fractional interest in my Account based on the market price of the Company's Common Stock on that date.

Signature(s) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Date . . . . . . . . . . . . . . . . . . . . . . . . . . .
(if shares are in more than one name, all must sign.)


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